Exhibit 99.1
__________________________________________________________________

FOR IMMEDIATE RELEASE

Contact:	Connie Kao
Group Vice President, Investor Relations
(925) 965-4668
connie.kao@ros.com

ROSS STORES ANNOUNCES
DEPARTURE OF TRAVIS MARQUETTE,
EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

Dublin, California, July 14, 2021 -- Ross Stores, Inc. (NASDAQ: ROST) announced today that Travis Marquette, the Company’s Executive Vice President and Chief Financial Officer since 2019, has resigned effective immediately to accept a position with another company. The Company’s senior Finance executives will report to Michael Hartshorn, the Company’s Group President and Chief Operating Officer, until Finance leadership changes are announced in the coming months.

In commenting, Barbara Rentler, Chief Executive Officer, said, “Travis has made a number of contributions over the years in various leadership roles. We thank him and wish him well in his future endeavors.”

Ms. Rentler added, “We have a very talented and long-tenured team of senior Finance executives and have confidence in their ability to aid in the continued profitable growth and market share gains for the Company.”

Ross Stores, Inc. is an S&P 500, Fortune 500, and Nasdaq 100 (ROST) company headquartered in Dublin, California, with fiscal 2020 revenues of $12.5 billion. Currently, the Company operates Ross Dress for Less® (“Ross”), the largest off-price apparel and home fashion chain in the United States with 1,589 locations in 40 states, the District of Columbia, and Guam. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 60% off department and specialty store regular prices every day. The Company also operates 285 dd’s DISCOUNTS® stores in 21 states that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 70% off moderate department and discount store regular prices every day. Additional information is available at www.rossstores.com.

ROSS STORES, INC. 5130 Hacienda Drive, Dublin, CA 94568 (925) 965-4400